Exhibit 10.20
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
LICENSE AGREEMENT
PREAMBLE
     This LICENSE AGREEMENT (the “Agreement”) is entered into as of the 30th day of November, 2007 (the “Effective Date”) by and between Santarus, Inc., a Delaware corporation, with its principal place of business at 10590 West Ocean Air Drive, Suite 200, San Diego, CA 92130 (“Santarus”) and Glaxo Group Limited, an English company with its principal place of business at 40 Berkeley Avenue Greenford Middlesex United Kingdom on behalf of itself and its Affiliates (together “GSK”). Santarus and GSK are sometimes referred to herein collectively as the “Parties” and separately as a “Party.”
     WHEREAS, Santarus has developed, manufactures, and is commercializing in the United States a line of pharmaceutical products based on proton pump inhibitors in combination with one or more buffering agents under the trademark Zegerid®;
     WHEREAS, GSK is interested in developing, manufacturing and commercializing Licensed Products in the GSK Territory (each as defined below);
     WHEREAS, Santarus is willing to grant GSK licenses to develop, manufacture and commercialize Licensed Products for use in the Field (as defined below) and in the GSK Territory, all on the terms and conditions set forth herein below; and
     WHEREAS, effective concurrently herewith, the Parties are entering into that certain Puerto Rico Distribution Agreement (the “Distribution Agreement”) pursuant to which GSK will distribute and sell PR Products (as defined in the Distribution Agreement) for the Commonwealth of Puerto Rico and the U.S. Virgin Islands (collectively, the “PR Territory”), all on the terms and conditions set forth therein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, GSK and Santarus hereby agree as follows:
ARTICLE 1
DEFINITIONS
     The following capitalized terms shall have the meanings set forth below when used in this Agreement:
     1.1 “Adverse Event” means any untoward medical occurrence in a patient or clinical trial subject who has been administered a Licensed Product, where the untoward medical occurrence is temporally associated with the use of the Licensed Product, whether or not considered related to the Licensed Product. An Adverse Event can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding) symptom or disease (new or exacerbated) temporally associated with the use of a Licensed Product. For a marketed Licensed Product, this can also include failure to produce expected benefits (i.e. lack of efficacy), and adverse events associated with circumstances of abuse or misuse. In addition to the foregoing, in the context of clinical trials, an Adverse Event will also mean events associated with or possibly attributable to the clinical trial protocol design or clinical trial procedures.
     1.2 “Affiliate” with respect to any Person, means any other Person, whether de jure or de facto, that directly or indirectly, controls, is controlled by, or is under common control with such first Person, as applicable, for as long as such control exists. Solely as used in this definition, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Person, as applicable, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of such Person, as applicable, whether by the ownership of stock, by contract, or otherwise.
     1.3 “API” means any active pharmaceutical ingredient in a Licensed Product.
     1.4 “Applicable Law” means all applicable provisions of any and all Federal, national, multinational, state, provincial, and local statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from governmental authorities relating to or governing the use or regulation of the subject item.
     1.5 [***].
     1.6 “Business Day” means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York.
     1.7 “Calendar Quarter” means each of the consecutive three (3) month periods ending March 31, June 30, September 30, and December 31, as the case may be.
     1.8 “Commercially Reasonable Efforts” means those diligent efforts and resources, with respect to a particular Party, at the relevant point in time, that are comparable to those generally used by that Party, in good faith, in the exercise of its reasonable and prudent business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights in the GSK Territory, which have market potential and are at a stage of product life similar to the Licensed Product in the GSK Territory, taking into account measures of relative safety and efficacy, product profile, the competitiveness of the marketplace, the regulatory structure involved, the relative profitability of the products and other relevant factors including comparative technical, scientific or medical factors. Such Commercially Reasonable Efforts shall include (i) promptly assigning responsibility for manufacturing and commercialization activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis, (ii) setting and consistently seeking to achieve specific and meaningful objectives and

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timelines for carrying out such manufacturing and commercialization activities, (iii) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives and timelines, and (iv) employing compensation systems for its employees working with the Licensed Product that are similar to the compensation systems the applicable Party applies with respect to its other programs with products of similar potential.
     1.9 “Competing Third Party” means any Person which [***].
     1.10 “Confidential Information” means any and all information disclosed to or obtained by Recipient pursuant to or in connection with the negotiation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and any and all information regarding, related to, or associated with any or all elements of this Agreement, including Licensed Products or each Party’s operations, that is disclosed by the Disclosing Party to the Recipient; provided, however, that Confidential Information will not include information which: (a) at the time of disclosure is in the public domain; (b) after disclosure becomes part of the public domain, except through breach of this Agreement; (c) the Recipient can demonstrate by reasonable proof was in its possession prior to the time of disclosure by the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party; (d) the Recipient can demonstrate by reasonable proof was developed by or on behalf of Recipient independent of and without reference to the Disclosing Party’s Confidential Information; or (e) becomes available to Recipient from a Third Party who did not acquire such information directly or indirectly from the Disclosing Party and who is not otherwise prohibited from disclosing such information.
     1.11 “Control” means, with respect to any Santarus IP or GSK IP, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization (in each case other than pursuant to this Agreement) to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Santarus IP or GSK IP the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party. “Controlled” or “Controlling” shall have their correlative meanings.
     1.12 “Data” means any and all research and development data, such as preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), together with supporting data, in each case specifically directed to, or used in the development of, a Licensed Product. For clarity, “Data” includes results from any post-approval clinical studies of Licensed Products.
     1.13 “FDA” means the United States Food and Drug Administration or any successor thereto.
     1.14 “Field” means all approved and future human therapeutic indications, for either prescription or over-the-counter (OTC) distribution.

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     1.15 “Force Majeure” means occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions, terrorism, materials shortages or failure of any supplier (where such shortage or failure is attributable to an event of Force Majeure suffered by such supplier), fire, flood, explosion, earthquake, hurricanes, storms, tornadoes, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage.
     1.16 “GAAP” means United States generally accepted accounting principles, in each case consistently applied.
     1.17 “Generic Competitive Product” means a pharmaceutical product sold by a Third Party in a particular country in the GSK Territory, which pharmaceutical product (a) contains the same APIs (e.g.. omeprazole and sodium bicarbonate with respect to the capsule and powder formulations of Licensed Product) as the applicable Licensed Product being sold in such country by GSK under this Agreement (the “Comparable Licensed Product”), (b) does not infringe any of the Santarus Patents, (c) is bioequivalent with respect to pharmacokinetic properties to the Comparable Licensed Product, (d) is substantially the same dosage form, strength (for each API) and route of administration, as the Comparable Licensed Product and (e) is approved for marketing and sale by the applicable Regulatory Authority in such country.
     1.18 “GSK IP” means (a) any Patent Controlled by GSK or its Affiliates covering any [***] and (b) any [***].
     1.19 “GSK Territory” means those countries of the world set forth on Exhibit 1.19 hereto to the extent GSK maintains its license pursuant to Section 2.1.1 in such countries.
     1.20 “Important Medical Event” means an Adverse Event that may not be immediately life-threatening or result in death or hospitalisation but may jeopardise the subject or require medical or surgical intervention to prevent one of the outcomes listed in (a) — (e) of the definition of Serious Adverse Event. Examples of such events include invasive or malignant cancers, intensive treatment (in an emergency room or at home) for allergic bronchospasm, blood dyscrasias or convulsions that do not result in hospitalisation, or the development of drug dependency or abuse, overdose or misuse.
     1.21 “Know-How” means any and all information and tangible materials comprising (a) ideas, discoveries, inventions, improvements or trade secrets, (b) Data, (c) databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, (d) techniques, methods, formulas, processes, manufacturing information, and (e) research materials, reagents and compositions of matter and biological materials. Know-How shall not include any Patent rights with respect thereto.
     1.22 “Licensed Product” means any pharmaceutical product incorporating omeprazole in combination with one or more buffering agents.
     1.23 “Major GSK Country” means each of the following: Brazil, Mexico, People’s Republic of China, South Africa, South Korea, Taiwan and Turkey.

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     1.24 “Marketing Authorization” means, with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the commercialization of such Product in such jurisdiction, including only where mandatory for initiation of commercialization of such Licensed Product, approval of labeling, price, reimbursement and manufacturing.
     1.25 “MAA” (Marketing Authorization Application) means any filing, application or submission filed with or submitted to any Regulatory Authority in the applicable jurisdiction to obtain permission to initiate commercialization in the Field.
     1.26 “Missouri Agreement” means that certain Exclusive License Agreement between Santarus and the Curators of the University of Missouri (“UMissouri”) effective as of January 26, 2001, as amended from time to time.
     1.27 “Net Sales” means the gross amount invoiced by GSK and its Affiliates and Sublicensees (the “Selling Party”) to Third Parties for the sales of Licensed Products in the GSK Territory. To the extent that the gross amounts invoiced by the Selling Party for such sales of Licensed Products do not already reflect deductions or exclusions of the following amounts, the following may be deducted in calculation of Net Sales, in accordance with GAAP, to the extent such deductions are at rates customary within the industry:
(a)	[***];

(b)	[***]; and

(c)	[***].
Net Sales shall not include sales of Licensed Products between and among GSK and its Affiliates and Sublicensees; provided, however, that Net Sales shall include the amounts invoiced by the Selling Party (with applicable deductions as set forth above) upon any resale of such Licensed Products to a Third Party. With respect to Licensed Products, if any, that are sold in “bundles” with other products or services, if the amount invoiced for the applicable Licensed Products represents a discount greater than the average discount for all products and services in the applicable “bundle,” then Net Sales for such “bundled” Licensed Product shall be determined using a sales price based on [***].
     1.28 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) any issued patent, including any inventor’s certificate, substitution, extension, supplemental protection certificate, registration, confirmation, reissue, re-examination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.
     1.29 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

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     1.30 “PPI” means any proton pump inhibitor, e.g. omeprazole.
     1.31 “PPI Pharmaceutical Product” means a pharmaceutical product containing one or more PPIs as active pharmaceutical ingredients.
     1.32 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, commercialization or other use or exploitation (including the granting of Marketing Authorizations) of any Licensed Product in any jurisdiction.
     1.33 “Regulatory Filing” means any filing, application or submission filed with or submitted to any Regulatory Authority, including applications to initiate or continue clinical or other studies and MAAs and authorizations, approvals or clearances arising from the foregoing, including Marketing Authorizations, and all correspondence with any Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case with respect to a Licensed Product.
     1.34 “Santarus IP” means, individually and collectively, the Santarus Know-How and Santarus Patents.
     1.35 “Santarus Know-How” means any and all Know-How Controlled by Santarus during the Term that is reasonably necessary for the development, manufacture (including testing) or commercialization of a Licensed Product within the Field in the GSK Territory in accordance with this Agreement.
     1.36 “Santarus Patents” means the Patents listed on Exhibit 1.36, together with any and all other Patents in the GSK Territory that are Controlled by Santarus and claim (specifically or generically) subject matter developed after the Effective Date which is (a) a formulation of any Licensed Product, (b) a method or process for the manufacture or synthesis of any Licensed Product (or any formulation thereof) or (c) a method of use or administration of any Licensed Product (or any formulation thereof) and for which GSK has exercised its option therefor in accordance with Section 8.1.2. The list of Santarus Patents existing as of the Effective Date which is appended hereto as Exhibit 1.36 will be updated upon request from GSK to reflect changes thereto during the Term.
     1.37 “Serious Adverse Event” means an Adverse Event which (a) results in death; (b) is life-threatening; that is, an event where the patient or clinical trial subject was at risk of death at the time of the event: it does not refer to an event that, hypothetically, might have caused death if it had been more severe; (c) requires hospitalisation or prolongation of existing hospitalisation; (d) results in persistent or significant disability or incapacity; (e) is a congenital anomaly or birth defect; (f) is an Important Medical Event or (g) involves suspected transmission via a PR Product of an infectious agent.
     1.38 “Sublicensee” means any Third Party to whom GSK or its Affiliates have granted a sublicense under the licenses conveyed to GSK under the Santarus IP to make, have made, use, sell, offer for sale or import a Licensed Product in the Field in the GSK Territory. As used in this Agreement, the term “Sublicensee” shall also include a Third Party to whom GSK or its Affiliate have granted, directly or indirectly, the right to distribute a Licensed Product; provided that such Third Party has the responsibility for marketing or promotion of a Licensed Product within the markets or territories for which such distribution rights are granted, but “Sublicensee” shall not include a Third Party whose only role with respect to a Licensed Product is as contract manufacturer.
     1.39 “Third Party” means any Person other than the Parties or their respective Affiliates.
     1.40 Additional Definitions. Each of the following capitalized terms shall have the meanings defined in the corresponding section of this Agreement indicated below:

Definition	Section	Definition	Section
AAA	14.2	Indemnitor	10.3
Agreement	Preamble	Infringing Product	8.4.1
Aggregate Product Net Sales	7.2.1	Losses	10.1
Buyout Payment	7.2.4	Manufacturing Technology	5.3.3
CGL	10.5.1	[***]	[***]
Confidentiality Agreement	12.1 (h)	[***]	[***]
Cure Period	13.2	Parties	Preamble
Defending Party	8.3	Party	Preamble
Designated Manufacturer	5.3.2	PR Territory	Preamble
Diligence Failure	4.2	Prosecute and Maintain	8.2.3
Disclosing Party	12.1 (a)	Prosecution and Maintenance	8.2.3
Dispute	14.1	Recipient	12.1 (a)
Dispute Notice	14.1	Santarus	Preamble
Distribution Agreement	Preamble	Santarus Indemnitees	10.2
Effective Date	Preamble	Santarus Invention	8.1.1
Enforcement Action	8.4.1	Santarus Marks	4.6
GSK	Preamble	Substantial Generic Competition	7.2.2
GSK Indemnitees	10.1	Term	13.1
GSK Invention	8.1.1	UMissouri	1.26
GSK Indemnitee	10.3
GSK Marks	4.7
     1.41 General Interpretation. Except where the context requires otherwise, (a) the use of any gender herein shall be deemed to be or include the other gender; (b) the use of the singular shall be deemed to include the plural (and vice versa); (c) the word “or” is used in the inclusive sense typically associated with the phrase “and/or”; (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (f) the words “under authority” shall mean, with respect to a Person, any other Person (including with respect to GSK, its Affiliates and any Sublicensees) acting, directly or indirectly, within the scope of authorization or engagement of the first Person; for clarity, an Affiliate of a Party shall be deemed to be acting “under authority” of such Party for all purposes hereunder, however neither Party or its Affiliates shall be deemed to be acting “under authority” of the other Party or the other Party’s Affiliates for any purposes of this Agreement; (g) any definition of or reference to any

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agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (h) any reference herein to any Person shall be construed to include the Person’s successors, heirs and assigns; (i) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (j) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto; and (k) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement or successor law thereof. Each accounting term used in this Agreement that is not specifically defined in this Agreement shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement, and all calculations hereunder shall be made in accordance with GAAP.
ARTICLE 2
LICENSES
     2.1 Licenses to Santarus IP.
          2.1.1 General. Subject to the terms and conditions of this Agreement, Santarus hereby grants to GSK an exclusive license under the Santarus IP to sell, offer for sale and import for sale Licensed Products for applications in the Field in the GSK Territory. Additionally, subject to the terms and conditions of this Agreement, Santarus hereby grants to GSK a non-exclusive license under the Santarus IP: (a) to develop and use Licensed Products for applications in the Field in the GSK Territory; and (b) to make and have made Licensed Products anywhere in the world to support the other licenses granted in this Section 2.1.1. [***].
          2.1.2 Sublicenses. The licenses under Section 2.1.1 include the right for GSK to grant sublicenses within the scope thereof to its Affiliates and Third Parties, subject to the terms and conditions of this Section 2.1.2; and accordingly, except as otherwise expressly provided herein, GSK shall have the right to fulfill any or all of its obligations hereunder through one or more Affiliates or Sublicensees:
                    (a) Each sublicense shall be consistent with the terms and conditions of this Agreement.
                    (b) GSK shall promptly notify Santarus in writing of the grant of each sublicense to a Third Party and provide Santarus a copy of the final executed sublicense agreement, redacted for financial information not pertinent to this Agreement.
                    (c) GSK shall be responsible for the failure by its Affiliates and Sublicensees to comply with, and GSK guarantees the compliance by each of its Affiliates and Sublicensees with, all relevant restrictions, limitations and obligations in this Agreement.

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                    (d) GSK shall remain responsible for all payments and other obligations under this Agreement arising from activities of its Affiliates and Sublicensees.
     2.2 License to Santarus. Subject to the terms and conditions of this Agreement, GSK hereby grants to Santarus [***] license under all GSK IP to [***]. Additionally, subject to the terms and conditions of this Agreement, GSK hereby grants to Santarus [***] license under the GSK IP to [***]. Notwithstanding anything herein to the contrary, the licenses granted in this Section 2.2 shall not include any GSK IP subject to payment obligations to a Third Party (and GSK shall promptly disclose such obligations to Santarus in writing), unless Santarus agrees in writing to reimburse all amounts owed to such Third Party as a result of Santarus’ exercise of such license. In addition, in the event Santarus elects to take a license to such GSK IP, the terms for such license shall be [***]; provided that no compensation shall be due to GSK if [***].
     2.3 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.
ARTICLE 3
DEVELOPMENT / REGULATORY
     3.1 Development of Licensed Products.
          3.1.1 General. GSK shall have the right and be responsible for conducting at its expense: (a) all development (including clinical studies) with respect to the Licensed Products necessary to file for and obtain Marketing Authorizations to launch the Licensed Products for application in the Field, subject to the limitations in Section 2.1.1, throughout the GSK Territory in accordance with this Agreement and (b) all phase IV clinical studies, quality of life assessments, pharmacoeconomic, label expansion or other post-marketing studies as may be required by any applicable Regulatory Authority or as GSK may elect to perform in the GSK Territory. Without limiting the foregoing, GSK shall have the right, but not the obligation, to develop line extensions and new formulations within the Licensed Products in the GSK Territory; provided that GSK shall keep Santarus informed with respect to such activities in accordance with Section 6.5.
          3.1.2 Stability Data. Without limiting Santarus’ obligations in Section 5.3.1, GSK shall have the right and be responsible for generating at its expense any stability data necessary to expeditiously file for and obtain Marketing Authorizations throughout the GSK Territory to the extent such data is beyond the current or scheduled Santarus stability programs. In the event that Santarus wishes to use any of this stability data in Regulatory Filings for Licensed Products outside of the GSK Territory and Territory under the Distribution Agreement, [***].

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     3.2 Regulatory Matters.
          3.2.1 Interactions. GSK shall have, at its expense, the responsibility for all interactions with any Regulatory Authority in the GSK Territory and for filing, obtaining and maintaining approvals for development and commercialization of Licensed Products for applications in the Field in the GSK Territory, subject to the limitations in Section 2.1.1, including any MAA or Marketing Authorization therefor. Notwithstanding the foregoing, Santarus shall be able to communicate with any Regulatory Authority in the GSK Territory regarding any Licensed Product, but only to the extent that such communication is [***]. Santarus shall provide GSK at least [***] days advance notice (or, if [***] days advance notice is not possible, such advance notice that is possible under the circumstances) of any meetings between Santarus and Regulatory Authorities in the GSK Territory relating to the activities set out in [***] above. Santarus shall provide to GSK copies of correspondence received by Santarus from Regulatory Authorities in the GSK Territory promptly (within [***] following Santarus’ receipt thereof), and Santarus shall (i) provide GSK an opportunity to review and comment on such Regulatory Filings and correspondence with Regulatory Authorities in the GSK Territory prior to submission, and (ii) consider in good faith the comments of GSK in such Regulatory Filings and correspondence. To the extent not prohibited by Applicable Laws, GSK shall own all Regulatory Filings filed by or under authority of it for the Licensed Products for applications in the Field in the GSK Territory. For clarity, as between the Parties, Santarus shall retain the right and, at its expense, the responsibility for all interactions with any Regulatory Authority and filing, obtaining and maintaining approvals for development and commercialization of Licensed Products outside the GSK Territory, including any MAA or Marketing Authorization therefor.
          3.2.2 Assistance. Each Party agrees to provide in a timely manner such assistance in connection with the other Party exercising its rights or fulfilling its responsibilities described in Section 3.2.1 as such other Party may reasonably request; provided that the requesting Party shall reimburse the other Party for all reasonable costs and expenses incurred in providing such assistance. Without limiting the foregoing, Santarus agrees to so provide GSK access to manufacturing data Controlled by Santarus and required to generate Regulatory Filings for Licensed Products for applications in the Field in the GSK Territory, subject to the limitations in Section 2.1.1. In addition, each Party shall provide the other Party information regarding plans to make any Regulatory Filings to the extent such Regulatory Filings are reasonably likely to affect the other Party’s Regulatory Filings in their respective territories.
          3.2.3 Safety Data Exchange. Each of Santarus and GSK agree to notify each other concerning possible Serious Adverse Events, and possible Adverse Events that are not Serious Adverse Events, within the respective time periods, and in accordance with the applicable procedures, set forth in a pharmacovigilance agreement to be mutually agreed and executed by the Parties within thirty (30) days of the Effective Date but in any event prior to the first administration of any Licensed Product to a human in a clinical trial conducted by or under authority of GSK or, if earlier, the first sale of Licensed Product by or under authority of GSK, which pharmacovigilance agreement shall be reviewed and revised, as may be necessary, annually by the Parties.

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     3.3 Access to Data.
          3.3.1 By GSK.
          (a) Without limiting Section 5.3.2, promptly after the Effective Date and in any event within [***] thereafter, Santarus shall make available to GSK all Regulatory Filings and Santarus Know-How in its Control as of the Effective Date reasonably necessary for GSK to manufacture or have manufactured Licensed Products and obtain and maintain Marketing Authorizations for Licensed Products in accordance with this Agreement. Data provided under this Section 3.3.1(a) shall be provided in editable format.
          (b) The Parties acknowledge that Santarus has no obligation, express or implied, to generate additional Data or Regulatory Filings related to the Licensed Products hereunder. However, if Santarus does generate such additional Data or Regulatory Filings during the Term, to the extent such Data or Regulatory Filings are Controlled by Santarus and are reasonably necessary for GSK to manufacture or have manufactured Licensed Products and obtain Marketing Authorizations for Licensed Products in accordance with this Agreement, Santarus shall make such Data and Regulatory Filings available to GSK hereunder.
          (c) The mode that Santarus makes available Data and Regulatory Filings under this Section 3.3.1 shall be as mutually determined by Santarus and GSK in good faith with the goals of efficiency and cost-effectiveness. For clarity, GSK shall have the right to use and reference all such Regulatory Filings and Data made available under this Section 3.3.1 in connection with its development, manufacture and commercialization of Licensed Products in accordance with this Agreement; provided that all such Regulatory Filings and Data received by GSK, together with all embodiments thereof, shall be deemed the Confidential Information of Santarus, subject to the terms and conditions of Article 12.
          3.3.2 By Santarus. GSK shall provide to Santarus the core regulatory file used by GSK to generate all Regulatory Filings within [***] after its initial completion and [***] after any updates thereto. In addition, from time to time or upon Santarus’ reasonable request, GSK shall provide to Santarus all Data in its Control during the Term. Santarus shall have the right to use and reference all Data and Regulatory Filings in connection with Santarus’ development, manufacture and commercialization of Licensed Products outside of the GSK Territory; provided that such core regulatory file and Data received by Santarus, together with all embodiments thereof, shall be deemed the Confidential Information of GSK, subject to the terms and conditions of Article 12. The mode that GSK provides Data and the core regulatory file under this Section 3.3.2 shall be mutually determined by Santarus and GSK in good faith with the goals of efficiency and cost-effectiveness.
ARTICLE 4
COMMERCIALIZATION
     4.1 Commercialization of Licensed Products. GSK shall have the right and be responsible at its expense for commercializing the Licensed Products for applications in the Field throughout the GSK Territory, subject to the limitations in Section 2.1.1. GSK agrees to use Commercially Reasonable Efforts to (a) seek and obtain Marketing Authorizations necessary to

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launch Licensed Products for applications in the Field in the GSK Territory, (b) after receipt of such Marketing Authorizations to launch Licensed Products for applications in the Field in the GSK Territory, and thereafter (c) to market, promote and sell such Licensed Products for application in the Field in the GSK Territory. In the event that GSK elects, in its sole discretion, not to launch and commercialize Licensed Products for applications in the Field in any country in the GSK Territory, GSK shall promptly notify Santarus in writing of such decision, in which case Santarus shall have the right to terminate this Agreement with respect to such country in accordance with Section 13.3. For clarity, nothing in the previous sentence shall be construed to prejudice GSK’s right to terminate this Agreement pursuant to Section 13.4.2.
     4.2 Specific Requirements. Without limiting the provisions of Section 4.1, GSK shall file a MAA in (a) each Major GSK Country (other than [***]) within [***] after the Effective Date and (b) [***] within [***] after the Effective Date. In addition, GSK shall launch the Licensed Products (i) within [***] after the date of receipt of Marketing Authorization in each Major GSK Country and (ii) within [***] of receipt of Marketing Authorization in each other country in the GSK Territory, but in the case of (i) and (ii) no later than [***] after the Effective Date. In order to allow Santarus to monitor the progress of the activities described in this Section 4.2, GSK shall notify Santarus in writing within [***] days of each filing for an MAA, approval of a Marketing Authorization and launch of a Licensed Product, in each case in any country in the GSK Territory. In the event that GSK fails to file an MAA or launch License Products within the timeframes set forth in this Section 4.2 in a country (each such failure, a “Diligence Failure”), then Santarus shall have as its sole remedy for such breach, but without limiting the remedies for other breaches the right to terminate this Agreement with respect to such country in accordance with Section 13.3.
     4.3 Managed Care. For clarity, GSK shall be responsible for decisions and negotiations with relevant governmental authorities, agencies and managed care organizations (including health maintenance organizations, preferred provider organizations, exclusive provider organizations, independent practice associations, point-of-service plans and the like) and other institutions regarding price and reimbursement status of Licensed Products in the GSK Territory.
     4.4 OTC. GSK shall have the right to switch any or all Licensed Products hereunder from prescription to OTC distribution at any time during the Term or indeed launch any Licensed Product hereunder as OTC, in any case at its sole discretion.
     4.5 Sales Outside of Territories.
          4.5.1 GSK. Subject to Applicable Law, GSK will implement reasonable safeguards consistent with those safeguards that it uses in relation to its own products so that Licensed Product is sold to customers for resale only in the GSK Territory and not for resale anywhere outside the GSK Territory. If GSK becomes aware that any of its customers has shipped Licensed Product outside the GSK Territory, or has reason to believe that a customer intends to ship Licensed Product outside the GSK Territory, GSK, to the extent permitted by Applicable Law, will take Commercially Reasonable Efforts to cause such customer to cease such activities. GSK shall, within [***] days after learning that any Licensed Products sold by or under authority of GSK under this Agreement have been sold, distributed or dispensed outside of the GSK Territory, notify Santarus in writing of

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all pertinent information relating to such occurrence and the actions GSK plans to take in response thereto.
          4.5.2 Santarus. Subject to Applicable Law, Santarus will implement reasonable safeguards consistent with those safeguards that it uses in relation to its own products so that Licensed Product is sold to customers for resale only outside of the GSK Territory and not for resale anywhere in the GSK Territory. If Santarus becomes aware that any of its customers has shipped Licensed Product into the GSK Territory, or has reason to believe that a customer intends to ship Licensed Product into the GSK Territory, Santarus, to the extent permitted by Applicable Law, will take Commercially Reasonable Efforts to cause such customer to cease such activities. Santarus shall, within [***] days after learning that any Licensed Products sold by or under authority of Santarus under this Agreement have been sold, distributed or dispensed into of the GSK Territory, notify GSK in writing of all pertinent information relating to such occurrence and the actions Santarus plans to take in response thereto.
     4.6 No Use of Santarus Marks. GSK acknowledges that no license is conveyed under this Agreement to GSK, its Affiliates or Sublicensees with respect to Santarus’ corporate name and logo, the ZEGERID® trademark or any modifications or variations thereof, or to any replacements thereof that Santarus may or its licensees may use in connection with Licensed Products outside of the GSK Territory or outside the Field (collectively, the “Santarus Marks”). GSK hereby acknowledges Santarus’ ownership rights in the Santarus Marks, and accordingly agrees that (i) except as expressly licensed with respect to PR Product under the Distribution Agreement, GSK and its Affiliates and Sublicensees shall not use the Santarus Marks in connection with the development, importation, marketing or promotion of Licensed Products without first entering into a written license therefor from Santarus, and (ii) at no time during the Term or thereafter will it challenge or assist others to challenge the Santarus Marks, or the registration thereof, or attempt to register any trademarks, service marks or trade names confusingly similar to the Santarus Marks, or domain names based thereon.
     4.7 No Use of GSK Marks. Santarus acknowledges that, subject to Section 13.8.3, no license is conveyed under this Agreement to Santarus or its Affiliates with respect to GSK’s corporate name and logo or any trademarks used by GSK or its Affiliates or Sublicensees in connection with Licensed Products in the GSK Territory (collectively, the “GSK Marks”). Santarus hereby acknowledges GSK’s ownership rights in the GSK Marks, and accordingly agrees that (i) subject to Section 13.8.3, Santarus and its Affiliates shall not use the GSK Marks in connection with the development, importation, marketing or promotion of Licensed Products without first entering into a written license therefor from GSK, and (ii) at no time during the Term or thereafter will it challenge or assist others to challenge the GSK Marks, or the registration thereof, or attempt to register any trademarks, service marks or trade names confusingly similar to the GSK Marks, or domain names based thereon.

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ARTICLE 5
MANUFACTURE
     5.1 Manufacture of Licensed Products. GSK shall have the right and, at its expense shall be responsible to, manufacture or have manufactured all Licensed Products (including all API used therein) in accordance with the terms and conditions of this Agreement necessary for GSK to fulfill its obligations with respect to the development and commercialization of Licensed Products hereunder.
     5.2 Coordination of Supply.
          5.2.1 Introductions. From time to time during the Term, if either Party engages a Third Party contractor with respect to the manufacture, testing, handling, finishing, storage or other activities related to the production of Licensed Product or API, then such Party shall introduce the other Party to such Third Party and use reasonable efforts, upon the other Party’s request, to facilitate one or more meetings between such other Party and the Third Party for the purpose of such Third Party supplying Licensed Product or API for the other Party.
          5.2.2 Supply Shortage. In the event that Santarus and GSK are using the same contract manufacturer for Licensed Products or API and there is any shortage of supply of Licensed Products or API to either Party as a result of a Force Majeure event, [***].
     5.3 Technology Transfer.
          5.3.1 Stability Data. Notwithstanding anything herein to the contrary, Santarus agrees to transfer to GSK all stability data related to the Licensed Products Controlled by Santarus that it may generate from time to time during the Term.
          5.3.2 Designated Manufacturer. If GSK elects to manufacture Licensed Products itself or have a Third Party, who is not then manufacturing Licensed Products for Santarus, manufacture for GSK, then Santarus shall assist in the transfer of Manufacturing Technology to GSK or such Third Party on a one-time basis, at GSK’s expense; provided that such Third Party is not a Competing Third Party. Accordingly, within [***] days of written notice from GSK designating the Person to whom such transfer will be made (i.e., either GSK or such Third Party, the “Designated Manufacturer”) and the physical facility(ies) that will be used in such manufacturing processes, Santarus shall transfer or caused to be transferred to the Designated Manufacturer a copy of the Manufacturing Technology. For clarity, GSK shall be responsible for ensuring any Third Party Designated Manufacturer’s compliance with all applicable terms and conditions of this Agreement and ensuring that the Designated Manufacturer is approved by applicable Regulatory Authorities to manufacture and supply Licensed Product in the GSK Territory. All Manufacturing Technology received by the Designated Manufacturer, together with all embodiments thereof shall be deemed the Confidential Information of Santarus, subject to the terms and conditions of Article 12. Santarus shall promptly request the inclusion of the name of any Designated Manufacturer on its NDA (as that term is defined in the Distribution Agreement) for the Licensed Product.

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          5.3.3 Manufacturing Technology. “Manufacturing Technology” means any and all specifications (raw material (including API) and finished product), protocols, documentation and instructions (including validation, quality control and assurance, storage and other supporting documentation) and master batch records Controlled by Santarus, in each case (a) in the form used in the manufacture (including packaging, labeling, quality control and assurance testing and storage and handling) of Licensed Products under authority of Santarus as of the date of GSK’s written notice described in Section 5.3.2 and (b) reasonably necessary for GSK to manufacture or have manufactured Licensed Products pursuant to this Agreement.
ARTICLE 6
NON-COMPETE/OTHER RESTRICTIONS/REPORTING
     6.1 Non-Compete.
          6.1.1 By GSK. During the Term, and for a period of two (2) years thereafter or, if GSK exercises its right of termination pursuant to Section 13.4.2 in relation to the Agreement in its entirety or on a country-by-country basis, until the later of (a) the fifth (5th) anniversary of the Effective Date or (b) the second (2nd) anniversary of the effective date of any termination of this Agreement in its entirety or with respect to a given country as the case may be, neither GSK nor any of its Affiliates or Sublicensees will directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product containing one or more PPIs formulated in combination with one or more buffering agents, or which is otherwise formulated to provide, in either case, for immediate release of the PPI (other than Licensed Products pursuant to this Agreement) in or for such country. The foregoing covenants shall not restrict GSK or any Affiliate or Sublicensee from obtaining rights to, or engaging in research and development activities related to, products in such class during the restricted time period, so long as GSK or its Affiliate or Sublicensee does not engage in the activities set forth in the first sentence of this Section 6.1.1.
          6.1.2 By Santarus. Until the earlier of (a) the fifth (5th) anniversary of the Effective Date or (b) termination of GSK’s license pursuant to Section 2.1.1 to sell, offer for sale and import Licensed Products in a given country within the GSK Territory, neither Santarus nor any of its Affiliates will directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product containing one or more PPIs which is either formulated in combination with one or more buffering agents, or which is otherwise formulated to provide, in either case, for immediate release of the PPI in or for such country in the GSK Territory. On or after the fifth (5th) anniversary of the Effective Date (for so long as GSK’s license under Section 2.1.1 is still in effect with respect to the applicable country), Santarus and any Affiliates shall have the right to directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product containing one or more PPIs which is either formulated in combination with one or more buffering agents, or which is otherwise formulated to provide, in either case, for immediate release of the PPI, in or for such country in the GSK Territory; provided that Santarus shall discuss with GSK the out-license of such product to GSK for such country; and provided further that in the event that Santarus grants the right to commercialize the product to any Third Party, or commercializes the product in its own right, in such country in the GSK Territory, GSK shall be released from its obligations under

Section 6.1.1 on the first commercial sale of such product in such country by such Third Party or Santarus, as the case may be. The foregoing covenants shall not restrict Santarus or any Affiliate from obtaining rights to, or engaging in research and development activities related to, products in such class during the restricted time period, so long as Santarus or its Affiliate does not engage in the activities set forth in the first sentence of this Section 6.1.2.
     6.2 Know-How Restrictions and Firewall. GSK shall not, and shall ensure its Affiliates and Persons acting under its authority do not, use or practice (or authorize the use or practice of) any Santarus Know-How or other Confidential Information of Santarus (including Data regarding the manufacture, formulation, release profile, efficacy or safety, use, sale or promotion of any Licensed Product, for the purposes of manufacturing, developing or commercializing any product (other than Licensed Products for applications in the Field in the GSK Territory in accordance with this Agreement or the PR Product in the PR Territory in accordance with the Distribution Agreement). GSK recognizes that, while GSK is Santarus’ licensee of Licensed Products in the GSK Territory pursuant to this Agreement, GSK could, subject to Section 6.1 and this Section 6.2, develop a PPI Pharmaceutical Product which would, once launched, compete with Santarus with respect to the Licensed Products. GSK acknowledges that Santarus is disclosing to GSK Santarus Know-How and other Confidential Information of Santarus for GSK’s use solely with respect to the Licensed Products for applications in the Field in the GSK Territory under this Agreement (or as otherwise provided with respect to PR Products in the PR Territory pursuant to the Distribution Agreement), and GSK agrees not to use the Santarus Know-How or other Confidential Information of Santarus, directly or indirectly, in the research, manufacture, development, sale or marketing of any PPI Pharmaceutical Product other than (a) Licensed Products to the extent permitted under this Agreement or (b) the PR Product to the extent permitted under the Distribution Agreement. GSK shall limit disclosure of Santarus Know-How or other Confidential Information of Santarus to its and its Affiliates’ employees, consultants and other agents located in the Territory (or the PR Territory to the extent permitted under and in accordance with the Distribution Agreement) who need to access such Santarus Know-How or other Confidential Information of Santarus for the development, manufacture or commercialization of Licensed Products in the GSK Territory in accordance with this Agreement (or the PR Territory to the extent permitted under the Distribution Agreement) and who are bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement. Santarus Know-How or other Confidential Information of Santarus shall not be disclosed to any of GSK’s or its Affiliates’ employees, consultants or other agents involved in the research, development, manufacture or commercialization of any PPI Pharmaceutical Product other than Licensed Products as permitted under this Agreement or the PR Product as permitted under the Distribution Agreement, nor use or consider any such information or GSK’s plans with regard to any Licensed Product in the development, manufacture or commercialization of any PPI Pharmaceutical Product, and GSK agrees to institute reasonable procedures and safeguards intended to prevent such prohibited disclosures.
     6.3 No Patent Challenges. In partial consideration for the licenses and other rights granted herein, and access to Santarus Know-How or other Confidential Information of Santarus, GSK agrees that if GSK or any of its Affiliates commences, participates in or actively supports in any way any challenge to the validity, enforceability, claim construction or coverage of any Patents Controlled by Santarus claiming or covering the composition, formulation, manufacture, use or sale of Licensed Products in the GSK Territory in any court or before any government or regulatory agency (national or international) with authority to determine the validity, enforceability or scope of such patents, or cause or request a review by any such court or government or regulatory agency of the same, then at any time thereafter Santarus shall be entitled to elect to treat such activity as permissive termination by GSK under Section 13.4.2 of this Agreement in its entirety, and such termination shall be effective immediately upon written notice to GSK.
     6.4 Missouri Agreement. Santarus shall have the obligation to pay all amounts owed to the UMissouri under the Missouri Agreement, and in accordance with the terms set forth therein, with respect to sales of Licensed Products by GSK (and any of its Affiliates and Sublicensees) pursuant to the terms and conditions of this Agreement. It is understood and agreed that the sublicense to GSK under this Agreement of rights licensed to Santarus under the Missouri Agreement is subject to the terms and conditions of the Missouri Agreement applicable to such a sublicense, and that such obligations are incorporated by reference herein. In the event of termination (but not earlier expiration) of the Missouri Agreement during the Term of this Agreement, (a) GSK’s sublicense under the Missouri Agreement shall be assigned by Santarus to the UMissouri with respect to Licensed Products for applications in the Field in the GSK Territory, and this Agreement will be assigned in part to the UMissouri to effect such assignment of the sublicense, (b) this Agreement (including all payment obligations of GSK hereunder) shall otherwise be retained by Santarus with respect to all matters other than the sublicense of rights under the Missouri Agreement and (c) GSK shall thereafter be responsible for making all payments that would have been owed by Santarus to UMissouri pursuant to the Missouri Agreement (if the Missouri Agreement had not been terminated) in respect of GSK’s, its Affiliates’ and their Sublicensees’ sales of Licensed Products for applications in the Field in the GSK Territory after the date of such assignment; provided that GSK shall have the right to offset the amounts so paid to UMissouri in respect of the sales of Licensed Products during the Term against amounts due hereunder to Santarus with respect to such sales.
     6.5 Reporting. Without limiting any other provision herein, GSK agrees to provide Santarus during the Term with [***] reports describing the activities taken during the previous period and GSK’s plans for activities during the upcoming period with respect to GSK’s obligations to develop (including plans for and results of non-clinical and clinical studies regarding Licensed Products), manufacture (including establishment of Third Party contractors) and commercialize the Licensed Products (including sales forecasts) and interactions with Regulatory Authorities in the GSK Territory with respect to the Licensed Products (including status of MAA filings and receipt of Market Authorizations in each country within the GSK Territory). On [***] basis, the Parties shall meet (telephonically or in person) to discuss GSK’s then current and anticipated development, manufacturing, commercialization and regulatory activities conducted by or under authority of GSK in or for the GSK Territory.
ARTICLE 7
PAYMENTS; ROYALTIES; REPORTS
     7.1 Up-Front Payment. Within three (3) days after the Effective Date, GSK shall pay Santarus an up-front license fee of Eleven Million Five Hundred Thousand U.S. Dollars

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(US$11,500,000), which amount shall be non-refundable and non-creditable against other amounts due to Santarus hereunder or under the Distribution Agreement.
     7.2 Royalties on Net Sales. In partial consideration for the rights and licenses granted to GSK under this Agreement, GSK shall pay to Santarus tiered royalties on Net Sales of Licensed Products in the GSK Territory during the Term at the applicable rates set forth in Section 7.2.1, subject to adjustment as set forth in Section 7.2.2 below and subject to Section 7.2.3. Royalties with respect to Net Sales made in each Calendar Quarter shall be paid within [***] days following the applicable Calendar Quarter end.
          7.2.1 Royalty Rates. It is understood and agreed that applicable royalty rates on Net Sales of Licensed Products under this Agreement shall be determined based on the total aggregate of (a) Net Sales of Licensed Products under this Agreement, together with (b) any and all Net Sales (as defined under the Distribution Agreement) of PR Products (as defined under the Distribution Agreement) under the Distribution Agreement (collectively, “Aggregate Product Net Sales”) during the applicable calendar year, as follows:

Aggregate Product Net Sales
(in U.S. Dollars) During
Applicable Calendar Year	Royalty Rate
[***]	[***]

[***]	[***]

[***]	[***]
          7.2.2 Reduction for Substantial Generic Competition.
          (a) In the event that, and for so long as, there exists Substantial Generic Competition in a Major GSK Country: (a) the royalty rates payable under Section 7.2.1 for Net Sales in such country shall be reduced from the rates of [***] specified in Section 7.2.1 above to [***], respectively, and (b) [***]. As used herein, “Substantial Generic Competition” means that, during the immediately preceding [***] Calendar Quarters, combined sales of Generic Competitive Products in a particular country in the GSK Territory by Third Parties equate to at least [***], as measured by IMS [***] data. For clarity, the royalty reduction set forth in this Section 7.2.2 shall only apply for so long as there is Substantial Generic Competition, and the royalty rates set forth in Section 7.2.1 shall again apply if Substantial Generic Competition ceases at any time during the Term following a royalty reduction pursuant to this Section 7.2.2. GSK shall notify Santarus in writing within [***] days after GSK becomes aware of any Substantial Generic Competition.
          (b) Allocation of Reduction Among Royalty Tiers. In the event that Substantial Generic Competition (as set forth in this Section 7.2.2 or Section 6.2.2 of the Distribution Agreement, as applicable) occurs in any one or more, but not all, of the countries in the GSK Territory under this Agreement and the Territory under the Distribution Agreement, then the royalty reduction described in Section 7.2.2(a) above and under Section 6.2.2(a) of the Distribution

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Agreement shall be allocated to a portion of Net Sales in each royalty tier described in Section 7.2.1 above (or Section 6.2.1 of the Distribution Agreement, as applicable) equal to the proportion of Aggregate Product Net Sales under this Agreement and the Distribution Agreement eligible for such reduction compared to the total Aggregate Product Net Sales. By way of example, and not limitation, if the total Aggregate Product Net Sales for the first Calendar Quarter of a given calendar year is $50 million, and $10 million of such Aggregate Product Net Sales occurs in countries with Substantial Generic Competition (meaning 20% of total Aggregate Product Net Sales for such Calendar Quarter occurred in countries with Substantial Generic Competition), then (A) the reduced royalty rates set forth in Section 7.2.2(a) above and in Section 6.2.2(a) of the Distribution Agreement shall apply to 20% of the Aggregate Product Net Sales in each applicable royalty tier, and (B) the unreduced royalty rates set forth in Section 7.2.1 above and in Section 6.2.1 of the Distribution Agreement shall apply to the remaining 80% of the Aggregate Product Net Sales in each applicable royalty tier.
          7.2.3 Waiver of Certain Amount of Initial Royalties. To support GSK’s commercialization of Licensed Products in the GSK Territory and help defray start-up costs of GSK, Santarus agrees to waive the first Two Million Five Hundred Thousand U.S. Dollars (U.S. $2,500,000) of combined royalties due from GSK under this Section 7.2 of this Agreement and Section 6.2 of the Distribution Agreement. For clarity, the waiver of royalties under this Section 7.2.3 and under Section 6.2. of the Distribution Agreement together shall not exceed Two Million Five Hundred Thousand U.S. Dollars (U.S. $2,500,000) in the aggregate.
          7.2.4 Royalty Term; Buyout Payment. The obligation of GSK to pay royalties under this Section 7.2 shall continue for so long as GSK manufactures, markets, promotes, uses or sells Licensed Product in the GSK Territory, unless GSK pays to Santarus within thirty (30) days following the twentieth (20th) anniversary of the Effective Date an amount (the “Buyout Payment”) equal to [***], Upon GSK’s timely payment of the Buyout Payment, GSK’s obligation to pay royalties under this Section 7.2 shall cease; provided, however, that GSK shall thereafter continue to pay Santarus continuing royalties equal to the amount of royalties (if any) that Santarus is required to pay under the Missouri Agreement with respect to Licensed Products sold by or under authority of GSK in the GSK Territory.
          7.2.5 Convenience. GSK agrees that substantial commercial value has been and will be contributed by Santarus’ grant to GSK of the rights and licenses under this Agreement with respect to the Licensed Products in the GSK Territory and other rights and licenses conveyed to GSK on the terms and conditions set forth in this Agreement, and acknowledges that Santarus may not Control Patents covering the manufacture, use or commercialization of Licensed Products throughout the Term or throughout the GSK Territory. For their mutual convenience, the Parties have agreed to the royalty rates and payment obligations set forth in this Agreement with respect to Net Sales of Licensed Products in the GSK Territory, regardless of whether the manufacture, use or commercialization of Licensed Products sold by GSK hereunder is covered by Patents Controlled by Santarus.
     7.3 Withholding. [***].

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     7.4 Method of Payments. All amounts payable to Santarus under this Agreement shall be paid in U.S. Dollars by wire transfer to a bank account it designates. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. When Licensed Products are sold for monies other than Dollars, the royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent Dollars. The exchange rate will be that rate quoted by The Wall Street Journal on the last Business Day of the reporting period. Except as otherwise set forth in this Agreement, including Section 7.2 with respect to royalty payments, all payments due to a Party hereunder shall be due and payable within thirty (30) days of an invoice from the other Party. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to [***], or, if less, the maximum rate permitted by Applicable Law. The payment of such interest shall not limit either Party from exercising any other rights it may have as a consequence of the lateness of any payment or breach of this Agreement by the other Party.
     7.5 Royalty Reports. GSK shall, within [***] days following each Calendar Quarter, make quarterly written reports to Santarus stating in each report, separately for GSK and each of its Affiliates and Sublicensees, and by country: (a) the number, description and aggregate gross amounts invoiced and Net Sales of each Licensed Product sold in the GSK Territory during the immediately preceding quarter, including reasonably detailed descriptions of all itemized deductions from gross amounts invoiced; (b) the number of Licensed Products sold or distributed on a product-by-product basis; (c) the calculated amount of royalties due Santarus on account of such Net Sales; (d) the basis for calculation of royalties due to Santarus, including applicable deductions or adjustments; (e) the exchange rates used in making such calculations; and (f) the date of first commercial sale of each Licensed Product. If no royalties are due for a particular quarter, GSK shall so report to Santarus. GSK shall also make monthly interim written reports to Santarus stating in each such report the aggregate Net Sales of Licensed Products sold in each country in the GSK Territory during the immediately preceding month. GSK’s reports under this Section 7.5 shall be transmitted to Santarus by email (to [***] and [***], or to such other e-mail address(es) as Santarus may from time to time designate in writing). Quarterly reports shall be sent within thirty (30) days after the end of each Calendar Quarter and monthly interim reports shall be sent within ten (10) days after the end of each calendar month. The reports required under this Section 7.5 may be combined with royalty reports due under the Distribution Agreement; provided that any such combined report shall set forth the required information separately for each country in the GSK Territory.
     7.6 Audits. GSK shall keep, and cause its Affiliates and any Sublicensees to keep, complete and accurate records in sufficient detail to enable a calculation of royalties due to Santarus on account of Net Sales of Licensed Products in the GSK Territory, determined in accordance with GAAP (including calculation of gross amounts invoiced for each Licensed Product, Net Sales of each Licensed Product, all itemized deductions from gross amounts invoiced taken to calculate Net Sales, and amounts payable hereunder to Santarus for each Licensed Product). For the sole purpose of verifying amounts relating to this Agreement, Santarus shall have the right no more than [***] each calendar year, at its own expense, to have agents or representatives of Santarus or any of its licensors of Santarus Patents review such records for the [***] Calendar Quarters preceding such review in the location(s) where such records are maintained by GSK and its Affiliates upon reasonable notice and during regular business hours. Results of such review shall be made available to GSK. The records and results of such audits shall be deemed Confidential Information of GSK.

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In the event that such a review identifies an underpayment greater than [***] of the amounts that were otherwise due for a [***] during such period, [***]. Further, if the review reflects an underpayment to Santarus, such underpayment shall be promptly remitted to Santarus, together with interest calculated in the manner provided in Section 7.4. If the review reflects an overpayment to Santarus, such overpayment shall be credited against the next payment due Santarus. If the review reveals an underpayment of more than [***] of the amounts due for any period of [***], GSK shall reimburse Santarus for the costs of such audit.
ARTICLE 8
INTELLECTUAL PROPERTY RIGHTS
     8.1 Inventions.
          8.1.1 General. With respect to inventions and intellectual property arising during the course of, or as a result of, each Party’s performance under this Agreement, (a) title to all inventions and intellectual property made solely by GSK employees or its agents hereunder (each a “GSK Invention”) shall be solely owned by GSK, (b) title to all inventions and intellectual property made solely by Santarus employees or its agents hereunder (each a “Santarus Invention”) shall be solely owned by Santarus, and (c) title to all inventions and intellectual property made by jointly by GSK employees or agents and Santarus employees or agents shall be jointly owned. Inventorship of inventions shall be determined in accordance with the laws of inventorship of the country in which the patent applications directed to the relevant inventions are filed. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such jointly owned inventions or intellectual property, by reason of joint ownership thereof, and each Party hereby waives any right it may have under Applicable Law of any jurisdiction to require any such approval or accounting.
          8.1.2 GSK Option. In the event that Santarus (alone or with others) develops any [***], then GSK shall have an option [***], to include all of Santarus’ intellectual property rights (including Patents) in the GSK Territory thereto Controlled by Santarus within the Santarus IP for all purposes of this Agreement, as set forth in this Section 8.1.2. Santarus hereby covenants that it will use Commercially Reasonable Efforts, [***]. Promptly after [***], Santarus shall notify GSK in writing describing the same and providing such Data in Santarus’ Control as may be reasonably necessary to evaluate whether GSK desires to exercise its option described in this Section 8.1.2. In such case, GSK shall notify Santarus in writing within [***] days of receipt of Santarus’ notice as to whether it desires to exercise such option. If GSK so notifies Santarus that it desires to exercise its option, then the Parties shall negotiate in good faith for a period of at least [***] days to determine [***] that GSK shall be required to pay to Santarus, [***]; provided that if the Parties are unable for any reason to agree on such payment amount during such period, then either Party may submit such issue for dispute resolution pursuant to Article 14. Notwithstanding anything herein to the contrary, the option granted in this Section 8.1.2 shall not include any [***] subject to payment obligations to a Third Party (and Santarus shall promptly disclose such obligations to GSK in writing), unless GSK also agrees in writing to reimburse all amounts owed to such Third Party as a result of GSK’s

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exercise of its license rights to such [***]. In the event GSK does not exercise its option with respect to a particular [***].
     8.2 Patent Prosecution.
          8.2.1 Santarus Patents. As between the Parties, Santarus shall have the right, to control the Prosecution and Maintenance of the Santarus Patents using counsel of its choice and GSK agrees to reimburse Santarus for Santarus’ reasonable out-of-pocket expenses (including amounts reimbursed therefor to UMissouri or any other licensor of Santarus Patents) in connection with such activities with respect to the GSK Territory as they are incurred. GSK may elect upon [***] prior written notice to Santarus not to continue paying for Prosecution and Maintenance of any Santarus Patent, in which case, the Patent shall be excluded from the Santarus Patents and all of GSK’s license rights under such Patent shall cease as of the effective date of GSK’s notice. Santarus agrees to keep GSK reasonably informed of such activities in the GSK Territory with respect to claims that are subject to GSK’s license rights under this Agreement. GSK shall have the right to advise and comment upon the prosecution of patent application claims that are subject to GSK’s license rights under this Agreement in the GSK Territory. Santarus shall, in good faith, consider and incorporate such advice and comments of GSK to the extent reasonably acceptable to Santarus and its licensor of such patent application, if applicable. Upon the request of GSK, the Parties shall discuss in good faith the filing at GSK’s expense of any continuation, continuation-in-part or divisional to any patent or patent application within the Santarus Patents to be filed in the GSK Territory beyond those Santarus may elect to file, which continuation, continuation-in-part or divisional contains claims that are subject to GSK’s license rights under this Agreement.
          8.2.2 Joint Patents. The Parties shall jointly Prosecute and Maintain Patents claiming inventions that are owned jointly by GSK and Santarus under Section 8.1.1, and each Party agrees to take all reasonable action to cooperate fully with the other Party in this regard. Except as otherwise provided in Section 8.2.1, each Party shall be responsible for fifty percent (50%) of the out-of-pocket expenses in connection with Prosecution and Maintenance of jointly owned Patents; provided that if either Party notifies the other Party in writing, referencing this Section 8.2.2 and the applicable Patent that such Party elects not to be responsible for any further costs under this Section 8.2.2, such Party shall not be required to reimburse the other Party for its share of costs incurred under this Section 8.2.2 with respect to such Patent after the date of receipt of written notice, and all right, title and interest in and to such Patent (including any Patents issuing therefrom) shall be owned by the other Party, and such Patent shall be excluded from the Santarus Patents for all purposes of this Agreement (subject to the licenses granted to Santarus under this Agreement).
          8.2.3 Prosecute and Maintain. For purposes of this Section 8.2, “Prosecution and Maintenance” shall mean, with respect to a Patent, the preparing, filing, prosecuting, nationalizing, registering and maintaining such Patent, as well as re examinations, reissues, confirmations, renewals, requests for Patent term extensions, supplemental protection certificates and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

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     8.3 Defense of Third Party Infringement Claims. If any Licensed Product developed, manufactured or commercialized by or under authority of GSK or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the development, manufacture or commercialization of such Product for applications in the Field in the GSK Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party in writing, and, without limiting GSK’s indemnification obligations under Section 10.2, the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 8.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.
     8.4 Enforcement of Santarus Patents.
          8.4.1 In-Licensed Patents. It is understood and agreed that, with respect to Patents within the Santarus Patents that are owned by a Third Party and licensed to Santarus, the provisions set forth in this Section 8.4 shall apply only to the extent consistent with Santarus’ rights under the applicable in-license for such Santarus Patents.
          8.4.2 General Enforcement. Each Party shall promptly notify the other Party in writing of any actual or suspected infringement of any claim in a Santarus Patent in the GSK Territory, which claim is subject to GSK’s license rights hereunder (including via unauthorized importation into the GSK Territory for sale in the GSK Territory) or is subject to a declaratory judgment action alleging non-infringement or unenforceability. Such notice shall specify in reasonable detail the nature of such actual or suspected infringement or judicial action. GSK shall not give notice (written or other) of infringement of any of the Santarus Patents to any Third Party without Santarus’ prior written consent; provided, however, that GSK may give such notice to a Third Party, without Santarus’ consent but upon [***] prior written notice to Santarus, if (a) Santarus has declined to take steps to abate such infringement and GSK has the right to enforce the Santarus Patents against such Third Party infringer as set forth in this Section 8.4.2; or (b) disclosure is required by securities or other Applicable Laws to which GSK is subject; or (c) disclosure is made in the course of a financial audit. Unless the Parties otherwise mutually agree in writing, Santarus shall have the initial right, using counsel of its choice, to enforce the Santarus Patents or defend any declaratory action with respect thereto (an “Enforcement Action”), at its expense, and GSK shall give all reasonable assistance (excluding financial assistance) to Santarus in such Enforcement Action, at Santarus’ expense. However, if (i) Santarus elects in writing not to bring or defend an Enforcement Action with respect to any Licensed Product in the GSK Territory for use in the Field for which GSK has license rights under this Agreement or (ii) within [***] following a written request by GSK to do so and confirmation of facts reasonably supporting existence of such actual or suspected infringement with respect to Licensed Products in the Field and GSK Territory for which GSK has license rights under this Agreement, Santarus fails to bring or defend an Enforcement Action or take other commercially reasonable action to protect the Santarus Patents from such infringement, or to abate such infringement (which may in Santarus’ discretion include, without limitation, negotiations for a license (not in conflict with the licenses granted GSK herein) from

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Santarus for the manufacture, use or sale of Licensed Products to be sold outside the GSK Territory), then GSK shall have the right, at its sole discretion, to institute an Enforcement Action in its own name using counsel of its choice, at its own expense, and with the right to control the course of such Enforcement Action (and Santarus shall provide all reasonable assistance, other than financial, to GSK for such Enforcement Action, at GSK’s expense, including joining such Enforcement Action if necessary to maintain the Enforcement Action, and Santarus shall have the right to join and participate in the Enforcement Action whether or not such joinder is requested by GSK).
          8.4.3 Recoveries. Any recovery received as a result of any Enforcement Action to enforce a Santarus Patent pursuant to this Section 8.4 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees and amounts paid or payable to the UMissouri) incurred in connection with such Enforcement Action (and not previously reimbursed). Of any remaining amounts, the amount (if any) which is required to be paid to UMissouri under the terms of the Missouri Agreement or any other licensors of the applicable Santarus Patents under the terms of the respective in-license agreement, shall then be paid to UMissouri or such other licensor, and any amounts remaining thereafter shall (a) to the extent attributable to infringement of claims of the Santarus Patents in the GSK Territory for which claims GSK has license rights under this Agreement), be shared [***] to [***] and [***] to [***] and (b) to the extent not attributable to infringement of claims of the Santarus Patents in the GSK Territory for which claims GSK has license rights under this Agreement, be distributed to, or retained by, Santarus.
          8.4.4 Limits on Disposition. In no case may GSK enter into any settlement or consent judgment or other voluntary final disposition that: (a) extends, or purports to exercise, GSK’s rights under the Santarus IP beyond the rights expressly granted pursuant to this Agreement, (b) makes any admission regarding wrongdoing by Santarus or UMissouri or any other licensor of Santarus Patents, or the invalidity, unenforceability or absence of infringement of any Santarus Patents; (c) subjects Santarus to an injunction or other equitable relief; or (d) obligates Santarus to make a monetary payment; in all cases without the prior written consent of Santarus. Similarly, in no case may Santarus enter into any settlement or consent judgment or other voluntary final disposition that: (i) limits GSK’s rights under the Santarus IP or under this Agreement other than as expressly stated herein; (ii) makes any admission regarding wrongdoing on the part of GSK, an Affiliate or Sublicensee, or the invalidity, unenforceability or absence of infringement of any GSK IP; (iii) subjects GSK to an injunction or other equitable relief; (iv) obligates GSK to make a monetary payment; or (iv) extends, or purports to exercise, Santarus’ rights under the GSK IP beyond the rights expressly granted pursuant to this Agreement; in all cases without the prior written consent of GSK.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
     9.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:
          9.1.1 Good Standing. Such Party is duly organized, validly existing and in good standing under the Applicable Law of the state or country of its incorporation, is duly qualified to

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transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.
          9.1.2 Power and Authority. Such Party has the requisite power and authority and the legal right to enter into this Agreement, and to perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. All Persons who have executed this Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby, have been duly authorized to do so by all necessary corporate action.
          9.1.3 Binding Obligation. This Agreement has been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable, in accordance with its terms, to the extent provided under Applicable Law.
          9.1.4 No Conflicts. The execution and the delivery of this Agreement by such Party and the consummation of the transactions contemplated hereby will not, to the best of such Party’s knowledge, materially conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree to which such Party is a party or by which it is bound.
          9.1.5 Compliance with Applicable Law. Such Party and its Affiliates are, and will ensure that they remain throughout the Term, in compliance in all material respects with all requirements of Applicable Law.
          9.1.6 Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of such Party, governmental investigation pending or threatened in writing against such Party or any of its Affiliates which, if adversely determined, would have a material adverse effect with respect to such Party performing its obligations hereunder with respect to Licensed Products in or for the GSK Territory (except, in the case of Santarus, as publicly disclosed by Santarus).
     9.2 Representations and Warranties of Santarus. Santarus hereby represents and warrants to GSK that, as of the Effective Date:
          9.2.1 Right, Title and Interest. Except as provided in the Missouri Agreement or as otherwise described on Exhibit 1.36, Santarus is the sole and exclusive owner or exclusive licensee of the rights under each of the Santarus Patents granted to GSK pursuant to Section 2.1.1, and to Santarus’ knowledge, all maintenance fees and annual payments due for the Santarus Patents have been paid.
          9.2.2 No Third Party Claims. Santarus has not received any written claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of Santarus’ activities related to the PR Product in the United States or the GSK Territory, nor is Santarus aware of any material actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any of the Santarus IP in the GSK Territory. There are no existing or, to Santarus’ knowledge, threatened litigation actions, suits, claims, proceedings or governmental investigations in the GSK Territory involving Licensed Products or Santarus Patents by or against Santarus or any of its Affiliates.
          9.2.3 Clinical and Regulatory Information. The clinical and regulatory data regarding Licensed Products that Santarus has made available to GSK prior to the Effective Date is true and accurate in all material respects, and Santarus has, to its knowledge as of the Effective Date, [***].
          9.2.4 Pharmacovigilance Systems. The information contained in that certain Self-Certification Regarding Santarus’ Pharmacovigilance Systems is true and accurate in all material respects.
     9.3 No Reliance by Third Parties. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.
     9.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, SANTARUS AND GSK EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE SANTARUS IP), INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
ARTICLE 10
INDEMNIFICATION; INSURANCE AND LIMITATIONS
     10.1 Santarus Indemnification Obligations. Santarus will indemnify, defend and hold harmless GSK, its Affiliates, and their respective officers, directors, trustees, agents, employees and Sublicensees (collectively, “GSK Indemnitees”), from and against any and all losses, liabilities, claims, obligations, demands, awards, settlements, penalties, fines, suits, damages, costs (including costs of investigation, defense and enforcement of this Agreement), fees, taxes, and expenses, including reasonable attorneys’ fees, experts’ fees and expenses, incurred or suffered in respect of a claim or action of a Third Party (collectively, “Losses”), that are incurred or suffered by the GSK Indemnitees or any of them by reason of, arising out of or in connection with:
          (a) any breach of contract or negligence on the part of Santarus in performing Santarus’ obligations under this Agreement;
          (b) the distribution, marketing, advertisement, promotion or sale of Licensed Product in the GSK Territory, by or under authority of Santarus after termination of this Agreement;

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          (c) the distribution, marketing, advertisement, promotion or sale of Licensed Products outside of the GSK Territory and outside of the Territory under the Distribution Agreement, including any actual or alleged infringement of a Third Party’s intellectual property rights, by or under authority of Santarus or its Affiliates; or
          (d) any violation of Applicable Law by Santarus in the performance of any of Santarus’ obligations under this Agreement;
provided, however, except in each case to the extent that such Loss is attributable to any matter for which GSK is obligated to indemnify a Santarus Indemnitee as provided in Section 10.2.
     10.2 GSK Indemnification Obligations. GSK will indemnify, defend and hold harmless Santarus, its Affiliates and licensors (including the UMissouri), and their respective officers, directors, trustees, agents, curators and employees, inventors of, and sponsors of the research that led to, any of the inventions covered by Santarus Patents, and their employees (collectively, “Santarus Indemnitees”), from and against any and all Losses incurred or suffered by the Santarus Indemnitees or any of them, by reason of, arising out of or in connection with:
          (a) any breach of contract or negligence on the part of GSK in performing GSK’s obligations or permitted activities under this Agreement;
          (b) the manufacture, storage, handling, distribution, marketing, advertisement, promotion, use or sale of Licensed Products by or under authority of GSK, its Affiliates or Sublicensees; or
          (c) any violation of Applicable Law by GSK in the performance of any of GSK’s obligations under this Agreement;
provided, however, except in each case to the extent that such Loss is attributable to any matter for which Santarus is obligated to indemnify a GSK Indemnitee as provided in Section 10.1.
     10.3 Indemnity Procedures. A Person entitled to indemnification pursuant to either Section 10.1 or Section 10.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event an Indemnitee is seeking indemnification under either Section 10.1 or Section 10.2, the Indemnitee will inform the Indemnitor of a claim as soon as reasonably practicable after it receives notice of the claim, it being understood and agreed that the failure by an Indemnitee to give notice of a claim as provided in this Section 10.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the claim (including, subject to this Section 10.3, the right to settle the claim solely for monetary consideration to be paid by the Indemnitor), and, at the Indemnitor’s expense, will co-operate as reasonably requested in the defense of the claim. The Indemnitee will have the right to retain its own counsel at its own expense; provided that, if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnitor and the Indemnitee have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnitor will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith. The Indemnitor may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, in any manner which admits liability or wrongdoing of the Indemnitee, or which would subject the Indemnitee to an injunction, or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, without the express written consent of the Indemnitee.
     10.4 No Punitive or Exemplary Damages. EXCEPT FOR BREACHES OF THE OBLIGATIONS SET FORTH IN SECTIONS 6.1, 6.2 AND 6.3 AND ARTICLE 12, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT A PARTY IS REQUIRED TO INDEMNIFY THE OTHER PURSUANT TO THIS ARTICLE 10 WITH RESPECT TO ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A CLAIM.
     10.5 Insurance.
          10.5.1 Santarus. Santarus shall maintain self insurance or comprehensive general liability insurance (“CGL”), including broad form contractual liability, in an amount of at least [***] Dollars (U.S. $[***]) and product liability coverage in an amount of at least [***] U.S. Dollars (U.S. $[***]) for bodily injury and property damage. Santarus shall maintain such insurance during the Term and thereafter for a period of [***]. Santarus shall give GSK at least [***] notice of any cancellation or termination of such insurance. Santarus will furnish to GSK a certificate of insurance evidencing such coverage (or evidence reasonably acceptable to GSK of Santarus level of self-insurance) as of the Effective Date and upon reasonable request by GSK at any time thereafter.
          10.5.2 GSK. Santarus acknowledges that GSK is self-insured. GSK shall maintain self-insurance at levels at least consistent with the levels of insurance described for Sublicensees in this Section 10.5.2 during the Term and for a period of [***] thereafter. GSK shall ensure that its Sublicensees maintain CGL insurance, including broad form contractual liability, in an amount of at least [***] U.S. Dollars (U.S. $[***]) and product liability coverage in an amount of at least [***] U.S. Dollars (U.S. $[***]) for bodily injury and property damage during the Term and thereafter for a period of [***]. GSK shall give Santarus at least [***] prior written notice of any cancellation or termination of such insurance. The minimum level of insurance set forth herein will not be construed to create a limit on GSK’s or its Sublicensees’ liability with respect to its indemnification obligations hereunder. GSK shall give Santarus at least [***] notice of any cancellation or termination of such insurance. GSK will furnish to Santarus a certificate of insurance evidencing such coverage (or evidence reasonably acceptable to Santarus of GSK’s level of self-insurance) as of the Effective Date and upon reasonable request by Santarus at any time thereafter.
ARTICLE 11
FORCE MAJEURE
     Any delays in performance by any Party under this Agreement, other than with respect to the payment obligations, shall not be considered a breach of this Agreement if and to the extent caused

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by Force Majeure. The Party suffering such Force Majeure event shall notify the other Party in writing as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the Force Majeure event; provided that the Party suffering such occurrence uses Commercially Reasonable Efforts to mitigate any damages incurred by the other Party.
ARTICLE 12
CONFIDENTIALITY
     12.1 Confidential Information. GSK and Santarus each hereby recognize and acknowledge that the other Party’s Confidential Information constitutes valuable and confidential information. Subject to other express provisions of this Agreement, GSK and Santarus each agree as follows that during the Term, and for a period of [***] years after the effective date of termination of this Agreement for any reason:
                    (a) The Parties will not disclose, directly or indirectly, in any manner whatsoever to any Third Parties any Confidential Information received from the other Party (the “Disclosing Party”) without first obtaining the written consent of the Disclosing Party, and the other Party (“Recipient”) will keep confidential, all of the Disclosing Party’s Confidential Information that is disclosed to Recipient. Recipient agrees to use the same level of care in safeguarding the Disclosing Party’s Confidential Information that Recipient uses with its own confidential information of a similar nature, but in no event less than reasonable care. Recipient will restrict disclosure of the Disclosing Party’s Confidential Information solely to those of its (or its Affiliate’s) employees or representatives having a need to know such Confidential Information in order to exercise a right granted or fulfill an obligation under, this Agreement.
                    (b) Both Parties shall ensure that each of their respective employees and representatives who will have access to the Confidential Information of the Disclosing Party are bound by an agreement to maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Article 12.
                    (c) Recipient will not use the Disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the performance of its obligations, or exercise of its rights, under this Agreement in accordance with the terms and conditions set forth in this Agreement.
                    (d) Except as permitted by this Article 12, GSK and Santarus each agree not to disclose any terms or conditions of this Agreement or the existence of this Agreement to any Third Party without the prior written consent of the other Party, provided that each Party will be entitled to disclose the terms of this Agreement without such consent to its advisors and potential and existing financing sources, acquirors/acquirees (including to the consultants and advisors of the foregoing), and to others (including in the case of Santarus, to UMissouri and, in the case of GSK, to potential and existing Sublicensees), in each case on a need-to-know basis and on the condition that such Persons agree to keep such Confidential Information in accordance with the obligations set forth in this Article 12. In addition, either Party may disclose the terms of this Agreement to the

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extent reasonably required by Applicable Law or by applicable rules of any national stock exchange on which the shares of such Party are listed.
                    (e) In the event Recipient is requested pursuant to, or required by, Applicable Law to disclose any of the Disclosing Party’s Confidential Information, it will notify the Disclosing Party promptly in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, Recipient will co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. Recipient may, without liability, disclose the Confidential Information of the other Party to the extent such disclosure is required under Applicable Law, and Recipient will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any of the Disclosing Party’s Confidential Information so disclosed.
                    (f) Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party will either: (i) promptly destroy all copies of the requesting Party’s Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party, provided, however, the other Party will be permitted to retain one (1) copy of the requesting Party’s Confidential Information for the sole purpose of determining any continuing obligations hereunder (or in the case of Santarus, fulfill its obligations under the Missouri Agreement). Additionally, except as otherwise expressly provided herein, upon termination of this Agreement for any reason, both Parties will immediately cease all use of the other Party’s Confidential Information including, to the extent reasonably possible, removing all references to such Confidential Information from its internal analyses, memoranda, compilations, studies or other documents. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in this Section 12.1.
                    (g) Each Party represents and warrants to the other Party that it has all right, title and ownership interest in and to its Confidential Information or it has the right to disclose its Confidential Information to the other Party. Each Party may seek to enforce all rights and legal remedies available under this Article 12 or by law, including injunctive relief, specific performance and other equitable remedies in the event of a breach of the provisions of this Article 12 by the other Party.
                    (h) Notwithstanding the provisions of this Article 12, the Parties agree that nothing contained in this Article 12 will prevent (i) GSK from disclosing any Santarus Confidential Information, without obtaining Santarus’ prior consent, to any Affiliate of GSK or to any Third Party who has a need to know such Confidential Information for the purposes of engaging in the development, manufacture or commercialization of Licensed Products in the Field in the GSK Territory in accordance with this Agreement; provided that such Affiliate or Third Party is bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement with respect to the Confidential Information, (ii) Santarus from disclosing any GSK Confidential Information, without obtaining GSK’s prior consent, to UMissouri, as required under the Missouri Agreement, or to any Affiliate of Santarus or to any Third Party who has a need to know such

Confidential Information for the purposes of engaging in the development, manufacture or commercialization of Licensed Products for sale outside of the GSK Territory; provided that such Affiliate or Third Party is bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement with respect to the Confidential Information or (iii) Santarus from disclosing information or data related to Licensed Products in its filings or submissions to Regulatory Authorities in connection with Licensed Products.
                    (i) The confidentiality obligations set forth in this Article 12 will supersede that certain Confidentiality Agreement between GlaxoSmithKline Services Unlimited and Santarus dated [***] (“Confidentiality Agreement”), and will govern any and all information disclosed by either Party to the other pursuant thereto.
     12.2 Publicity. Any key announcements or publicity regarding the existence of this Agreement or any terms or subject matter of this Agreement by either GSK or Santarus will be agreed to by GSK and Santarus in writing in advance of any such announcement or publicity. The Party preparing any such announcement, publicity or press release will provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such announcement, publicity or press release, unless Applicable Law otherwise requires sooner public disclosure. The foregoing notwithstanding, the Parties have agreed on a press release to announce the execution of this Agreement in the form attached as Exhibit 12.2, together with a corresponding conference call script and question/answer outline for use in responding to inquiries about this Agreement. Thereafter, GSK and Santarus may each disclose to Third Parties the information contained in such press release and question/answer outline without the need for further approval by the other Party. Each Party agrees that it will cooperate fully with the other with respect to all disclosures regarding or arising out of the activities under this Agreement as required by the U.S. Securities Exchange Commission (or any foreign equivalent thereof) and any other governmental authority, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.
     12.3 Trial Data; Publication. To the extent that GSK conducts any clinical trials permitted under the terms and conditions of this Agreement, GSK may post the data generated from such trials in accordance with GSK’s corporate policy on Public Disclosure and Access to Clinical Trial and Observational Study Information Data. [***].
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless sooner terminated as provided in this Article 13, shall continue in effect until GSK has no remaining royalty payment obligations to Santarus pursuant to Section 7.2.
     13.2 Termination for Material Breach. Each Party will be entitled to terminate this Agreement in its entirety at any time during the Term by written notice to the other Party in the event that the other Party is in material default or breach of any of its obligations hereunder, and fails to remedy any such default or breach within sixty (60) days or, in the case of a failure to pay amounts due hereunder, within fifteen (15) days (respectively, the “Cure Period”) after written

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notice thereof by the non-defaulting/non-breaching Party. If such default or breach is not corrected within the applicable Cure Period, the non-defaulting/non-breaching Party will have the right to immediately terminate this Agreement by giving written notice to the Party in default or breach.
     13.3 Termination for Diligence Failure/Notice. Santarus may, upon written notice to GSK referencing this Section 13.3, terminate this Agreement with respect to the applicable country in the event of a Diligence Failure affecting such country as set forth in Section 4.2; provided that GSK does not cure such Diligence Failure within sixty (60) days of such notice. In addition, Santarus may terminate this Agreement with respect to any country, upon written notice to GSK effective immediately, if GSK has given written notice pursuant to Section 4.1 that it does not intend to launch or commercialize Licensed Products for applications in the Field in such country.
     13.4 Termination Without Cause.
          13.4.1 Mutual. The Parties may terminate this Agreement in its entirety at any time and for any reason during the Term upon their mutual written agreement; or
          13.4.2 By GSK. GSK may terminate this Agreement in its entirety or with respect to any particular country at any time and for any reason during the Term upon providing Santarus with not less than six (6) months’ prior written notice referencing this Section 13.4.2 and specifying termination of the Agreement in its entirety or the specific country(ies).
     13.5 Bankruptcy. Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed with sixty (60) days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of creditors.
     13.6 General Effects of Expiration or Termination.
          13.6.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.
          13.6.2 Termination of License. Upon termination of this Agreement (but not expiration), all rights and licenses granted to GSK pursuant to Section 2.1 shall concurrently terminate, and Santarus shall thereafter have the right (itself or through Third Parties) to continue the development, manufacture and commercialization of Licensed Products in the Field and GSK Territory without obligation to GSK.
          13.6.3 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary but without limiting the last sentence of Section 4.2, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

          13.6.4 General Survival. Sections 4.6, 4.7, 6.1, 6.2, 7.6, 9.3 and 9.4 and Articles 10, 11, 12, 14 and 15 shall survive expiration or termination of this Agreement for any reason. Additionally, in the event of an expiration of this Agreement in accordance with its terms, but not earlier termination the following shall survive: Sections 2.3, 4.5, 6.3, 8.2 and 8.4. Except as otherwise provided in this Section 13.6.4 or in Section 13.7 or 13.8, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.
          13.6.5 Termination Press Releases. In the event of any termination of this Agreement (whether in its entirety or as to a particular country) for any reason, the Parties shall cooperate in good faith to coordinate public disclosure, if any, of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Law or the rules of a recognized stock exchange, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue [***] Business Days in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such [***] Business Day period (or such shorter period if required by Applicable Law or and the rules of a recognized stock exchange and, in each case as notified to the non-terminating Party in writing) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.
     13.7 [***].
     13.8 Effects of Certain Other Terminations. If GSK electively terminates this Agreement in its entirety or with respect to a particular country pursuant to Section 13.4.2, Santarus terminates this Agreement for a particular country in accordance with Section 13.3, either Party terminates this Agreement pursuant to Section 13.2 or either Party terminates for the other Party’s bankruptcy pursuant to Section 13.5, then:
          13.8.1 Regulatory Filings. GSK shall promptly assign and transfer to Santarus or its nominee all Regulatory Filings for Licensed Products in the country(ies) affected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety) that are held or controlled by or under authority of GSK or its Affiliates or Sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Santarus. GSK shall cause each of its Sublicensees to transfer any such Regulatory Filings to Santarus if this Agreement terminates. If Applicable Law prevents or delays the transfer of ownership of a Regulatory Filing to Santarus, GSK shall grant, and does hereby grant, to Santarus an exclusive and irrevocable right of access and reference to such Regulatory Filing for Licensed Products, and shall cooperate fully to make the

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benefits of such Regulatory Filings available to Santarus or its designee(s). Within [***] after written notice of such termination, GSK shall provide to Santarus copies of all such Regulatory Filings, and of all Data and other Know-How pertaining to the Licensed Products not previously provided. Santarus shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licenses under this Section 13.8. In the event that Santarus does not provide to GSK the identity of its nominee(s) within [***] of the effective date of termination, GSK shall have the right to cancel the Regulatory Filings in the relevant country(ies) for which such nominee was not provided.
          13.8.2 Technology Licenses. GSK hereby grants Santarus, effective upon the notice of a termination described in this Section 13.8, a non-exclusive, irrevocable, fully paid up license in the country(ies) effected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety), with the right to sublicense, under (a) any GSK IP; provided, however the GSK IP shall not include any Patents or Know-How subject to payment obligations to a Third Party, which GSK shall promptly disclose such obligations to Santarus in writing, unless Santarus agrees in writing to reimburse all amounts owed to such Third Party as a result of Santarus’ exercise of such license, and (b) any Know-How disclosed to Santarus under this Agreement or developed or utilized by GSK in connection with the Licensed Products; in each case to make, have made, use, sell, offer for sale and import Licensed Products.
          13.8.3 Trademarks. GSK hereby assigns and shall cause to be assigned to Santarus all rights in and to any trademarks specific to one or more Licensed Products that GSK used with Licensed Product(s) in the country(ies) affected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety). It is understood that such assignment shall not include the name of GSK or any of its Affiliates or trademark for GSK or any Affiliate itself.
          13.8.4 Sublicensees. GSK’s sublicenses with respect to Licensed Products shall, at the request of Santarus, be assigned to Santarus to the furthest extent possible in the country(ies) effected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety). In the event Santarus does not request assignment of any such sublicenses, then the rights of such Sublicensees with respect to Licensed Products shall terminate upon termination of GSK’s rights with respect to Licensed Products.
          13.8.5 Transition Assistance. GSK agrees to fully cooperate, at its own expense, with Santarus and its designee(s) to facilitate a smooth, orderly and prompt transition of the development, manufacture and commercialization of Licensed Products to Santarus or its designee(s) in the country(ies) effected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety). Without limiting the foregoing, GSK shall promptly provide Santarus copies of customer lists, customer data and other customer information and marketing and promotional materials relating to Licensed Products at GSK’s expense, which Santarus shall have the right to use for any purpose related to Licensed Products. Upon request by Santarus, GSK shall transfer to Santarus some or all quantities of Licensed Products in GSK’s or its Affiliates’ possession (as requested by Santarus) intended for sale in the country(ies) effected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety), within [***] after the effective date of such termination; provided, however, that Santarus shall reimburse GSK for the out-of-pocket costs that GSK actually incurred to manufacture or otherwise acquire the

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quantities so provided to Santarus. If any Licensed Product was manufactured by any Third Party for GSK, or GSK had contracts with vendors which contracts are necessary or useful for Santarus to take over responsibility for the Licensed Products in the country(ies) effected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety), then GSK shall to the extent possible and requested in writing by Santarus, assign all of the relevant Third-Party contracts to Santarus, and in any case, GSK agrees to cooperate with Santarus to ensure uninterrupted supply of Licensed Products. If GSK or its Affiliate or Sublicensee manufactured any Licensed Product at the time of such termination, then GSK (or its Affiliate or Sublicensee) shall continue to provide for manufacturing of such Licensed Product for Santarus, at [***] therefor, from the date of written notice of such termination until such time as Santarus is able, using Commercially Reasonable Efforts to do so but no longer than [***] after the effective date of such termination, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Licensed Product may be procured and legally sold in the country(ies) effected by such termination (or the entire GSK Territory if termination of this Agreement in its entirety).
          13.8.6 Return of Materials. Within [***] after the effective date of a termination of this Agreement in its entirety, GSK shall destroy all tangible items comprising, bearing or containing any Confidential Information of Santarus that are in GSK’s or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Santarus, as Santarus may direct, at Santarus’ expense; provided that GSK may retain one copy of such Confidential Information for its legal archives.
ARTICLE 14
DISPUTE RESOLUTION
     14.1 Informal Resolution. In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder (a “Dispute”), the Parties will try to settle their differences amicably between themselves as contemplated herein. Either Party may initiate such informal dispute resolution by sending written notice setting forth in reasonable detail the nature of the dispute (the “Dispute Notice”) to the other Party. Within thirty (30) days after such notice, the President of GSK’s International Pharmaceutical business, or his/her designee with authority to resolve such matter, and the Chief Executive Officer of Santarus, or his/her designee with authority to resolve such matter, shall meet to negotiate in good faith a resolution to the dispute within such thirty (30) day period. If such representatives are unable to promptly resolve such disputed matter within the said thirty (30) days, either Party may thereafter initiate arbitration proceedings in accordance with Section 14.2. The provisions of this Section 14.1 will not restrict in any way the Parties’ rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction.
     14.2 Arbitration. If a dispute is unresolved following attempted informal dispute resolution pursuant to Section 14.1, then either Party may initiate arbitration before a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in force; provided, however, that any dispute related to the infringement, validity or enforcement of any intellectual property right shall be heard by a court of competent jurisdiction in the country where such right exists. The following provisions shall apply with respect to such arbitration:

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          14.2.1 Arbitrators. Within thirty (30) days after receipt of the notice of arbitration by the Party not initiating such arbitration, each Party shall appoint an arbitrator who is independent of the Parties (which arbitrator shall have reasonable knowledge regarding the pharmaceutical industry), and those two arbitrators shall appoint the third arbitrator within thirty (30) days. In the event that the two (2) arbitrators are unable to agree on a third within the required time, either Party may apply under the applicable rules of the AAA for the appointment of that third arbitrator, and the selection of an arbitrator under such rules of the AAA shall be final and binding on the Parties.
          14.2.2 Process. The Parties shall seek to timely appoint their respective arbitrators and to have the full panel of three (3) arbitrators appointed within three (3) months after the non-initiating Party received the notice of arbitration, and seek to conclude the arbitration within nine (9) months after the full arbitration panel has been appointed. The arbitration panel shall determine what discovery will be permitted; provided that the arbitration panel shall permit such discovery as the panel deems necessary to permit a fair resolution of the dispute. The arbitrators shall not order discovery against one Party of a type or nature that is not available against the other Party. The place of arbitration shall be [***]. The arbitration shall be conducted in the English language and all evidence shall be presented in English; provided that any evidence original in a language other than English shall be provided in the original language with a certified translation in English.
          14.2.3 Final and Binding. The Parties agree that the award rendered shall be final and binding upon the Parties, and shall be the sole and exclusive remedy with respect to all disputes, controversies, claims and counterclaims presented to the arbitrators (which shall not include any dispute related to the infringement, validity or enforcement of any intellectual property).
          14.2.4 Timing. The Parties and the arbitrators shall use all reasonable efforts to complete any such arbitration within one (1) year from the filing of notice of a request for such arbitration unless a Party can demonstrate to the arbitrators that the complexity of the issues or other reasons warrant the extension of the one (1) year period. In such event, the arbitrators may extend such period as reasonably required.
          14.2.5 Costs and Fees. [***]. In determining the appropriate remedy(ies) hereunder, the arbitrators may take into account the number of prior breaches committed by a breaching Party, the number of prior accusations of breaches alleged by the Parties and any prior breaches found to be in bad faith.
          14.2.6 Not Public. The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party; provided either Party makes such disclosures as are required to comply with Applicable Law.
     14.3 Courts. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect any Party’s name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction, or application may be made to

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such court for judicial acceptance of the award or an order of enforcement, as the case may be. The Parties hereby consent to the jurisdiction of the state and Federal courts in and for [***].
ARTICLE 15
GENERAL PROVISIONS
     15.1 Compliance with Laws/Other. Notwithstanding anything to the contrary contained herein, all rights and obligations of the Parties are subject to prior compliance with, and each Party shall comply with, all Applicable Laws, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions with respect to the export to, and sale in, certain countries of products and technologies. In this regard, the Parties acknowledge that certain of the countries within the GSK Territory are embargoed countries by United States which may prevent GSK from developing, manufacturing or commercializing Licensed Products in such countries unless such embargo is lifted or GSK obtains necessary waivers from the United States government.
     15.2 Notices. Notices required or permitted under this Agreement will be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile (receipt confirmed and copy provided by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx)), and will be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as each Party may from time to time designate by written notice to the other Party as set forth herein:
     If to Santarus:
Santarus, Inc.
10590 West Ocean Air Drive, Suite 200
San Diego, California 92130
Attention: President and CEO
Facsimile No.: 858-314-5701
     with a copy to:
Santarus, Inc.
10590 West Ocean Air Drive, Suite 200
San Diego, California 92130
Attention: Legal Affairs Department
Facsimile No.: [***]
     If to GSK:
GlaxoSmithKline Services Unlimited
980 Great West Road
Brentford
Middlesex
TW8 9GS
United Kingdom
Attention : Senior Vice President Commercial Development GSK

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Pharmaceuticals International
Facsimile No: — [***]
with a copy to:
GlaxoSmithKline Serrvices Unlimited
980 Great West Road
Brentford
Middlesex
TW8 9GS
United Kingdom
Attention : Senior Vice President Legal Operations International & Japan
Facsimile No: — [***]
     15.3 Governing Law. The form, execution, validity, construction and effect of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the choice-of-law provisions thereof.
     15.4 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for and guarantees the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceeds against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.
     15.5 Miscellaneous.
          15.5.1 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
          15.5.2 Headings. Article and Section headings are inserted for convenience of reference only and do not form a part of this Agreement.
          15.5.3 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be deemed an original.
          15.5.4 Entire Agreement; Amendment; Waiver. This Agreement, together with the Distribution Agreement, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings, including the Confidentiality Agreement. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

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          15.5.5 No Third Party Beneficiaries. Except as expressly provided in Sections 10.1 and 10.2 (in either case subject to Section 10.3), no Third Party, including any employee of any Party to this Agreement, will have or acquire any rights by reason of this Agreement.
          15.5.6 Assignment and Successors. Neither party may assign or transfer its rights under this Agreement or delegate its duties hereunder, by merger, sale of assets, operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) Santarus may assign this Agreement without such consent in connection with the sale or transfer of all or substantially all of its business or assets related to the Licensed Products, and (b) GSK may assign this Agreement without such consent of Santarus to an Affiliate or an entity that is not a Competing Third Party and which acquires all or substantially all of GSK’s pharmaceuticals marketing and distribution business in the GSK Territory, whether by merger, sale of assets or otherwise. Any attempted assignment, sale or transfer in violation of the prior sentence will be void. Upon any permitted assignment or transfer of this Agreement by either Party, (i) the other Party shall be given prompt written notice of such assignment and (ii) the assignee shall agree in writing to be bound by the terms and conditions set forth herein.
          15.5.7 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such provision shall be considered severed from this Agreement, and it is the intention of the Parties that the remainder of the Agreement will not be affected. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one which as closely as possible achieves the objectives contemplated by the Parties when entering this Agreement.
          15.5.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other commercially reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
          15.5.9 Relationship of the Parties. It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party will, in relation to its obligations hereunder, be deemed to be and will be an independent contractor, and nothing in this Agreement will be construed to give such Party the power or authority to act as agent for the other Party for any purpose, or to bind or commit the other Party in any way whatsoever.
[The remainder of this page is intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

GLAXO GROUP LIMITED		SANTARUS, INC.

By:	/s/ Stephen J. Crookes	By:	/s/ Gerald T. Proehl
	Name: Stephen J. Crookes		Name: Gerald T. Proehl
	Title: VP, Business Development — GSKI		Title: President and CEO
List of Exhibits:
     Exhibit 1.19: GSK Territory
     Exhibit 1.36: Santarus Patents
     Exhibit 12.2: Press Release

EXHIBIT 1.19
GSK TERRITORY

Afghanistan	Guinea	Paraguay
Algeria	Guinea Bissau	Peru
Angola	Guyana	Philippines
Argentina	Honduras	Qatar
Bahrain	Hong Kong	Rwanda
Belize	Indonesia	Sao Tome & Principe
Benin	Iran	Saudi Arabia
Bhutan	Iraq	Senegal
Bolivia	Jordan	Seychelles
Botswana	Kenya	Sierra Leone
Brazil	South Korea	Singapore
Burkina Faso	Kuwait	Somalia
Burundi	Laos	South Africa
Cambodia	Lebanon	Sudan
Cameroon	Liberia	Surinam
Caribbean	Libya	Syria
Central African Republic	Madagascar	Taiwan
Chad	Malawi	Tanzania
Chile	Malaysia	Thailand
China	Maldives	Togo
Colombia	Mali	Tunisia
Comoros	Mauritania	Turkey
Congo	Mauritius	UAE
Costa Rica	Mexico	Uganda
Cote d’lvoire	Morocco	Uruguay
Djibouti	Mozambique	Venezuela
DR Congo	Myanmar	Vietnam
Ecuador	Namibia	Yemen
Egypt	Nepal	Zambia
El Salvador	New Zealand	Zimbabwe
Equatorial Guinea	Nicaragua
Eritrea	Niger
Ethiopia	Nigeria
Gabon	North Korea
Gambia	Oman
Ghana	Panama
Guatemala	Papua New Guinea

EXHIBIT 1.36
SANTARUS PATENTS

Title	Country	Application Number	Status/Notes
MISSOURI PATENT PORTFOLIO

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

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Title	Country	Application Number	Status/Notes

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

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EXHIBIT 12.2
PRESS RELEASE

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS LICENSES RIGHTS TO GLAXOSMITHKLINE FOR ZEGERID
IMMEDIATE-RELEASE OMEPRAZOLE PRODUCTS IN OVER 100 COUNTRIES
Santarus and GSK also sign distribution agreement for ZEGERID prescription products in Puerto Rico and U.S. Virgin Islands
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (December 3, 2007) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that it has entered into agreements granting exclusive rights to GlaxoSmithKline plc (GSK), to commercialize prescription and over-the-counter immediate-release omeprazole products (Licensed Products) for a number of markets in GSK’s International Region (including Africa, Asia, the Middle-East, and Central and South America), and to distribute and sell ZEGERID® brand prescription products in Puerto Rico and the U.S. Virgin Islands (USVI).
Under the license agreement, GSK will be responsible for the development, manufacture and commercialization of Licensed Products in up to 114 countries, excluding the U.S., Europe, Australia, Japan and Canada. In addition, under a separate distribution agreement, GSK will distribute, market and sell ZEGERID brand prescription products in Puerto Rico and the USVI beginning in the first quarter of 2008. GSK will bear all costs for its activities under the license and distribution agreements.
GSK will pay Santarus an $11.5 million upfront fee and tiered double digit royalties, subject to reduction in certain circumstances, on net sales of any products sold under the license and distribution agreements. The term of the license agreement continues so long as GSK is obligated to pay royalties and the term of the distribution agreement continues as long as GSK sells the products, unless the agreements are terminated earlier by either GSK or Santarus under specified circumstances. GSK has an option to make a buy-out payment 20 years after the effective date of the agreements, after which time, GSK’s royalty obligations generally would end. To support GSK’s initial launch costs, Santarus will waive the first $2.5 million of aggregate royalties payable under the license and distribution agreements.
“As a leading global pharmaceutical company, GSK has well established international commercialization capabilities. We believe its demonstrated success in the gastrointestinal therapeutic area make GSK an ideal partner for Santarus in the covered markets,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We also believe this relationship with GSK is a major advancement of our strategic objective to leverage our immediate-release proton pump inhibitor intellectual property in international markets and to further diversify our potential sources of future revenues.”
“This agreement combines GSK’s commercial strength in these countries with a great opportunity in the form of ZEGERID immediate-release omeprazole products,” commented Dr. Russell Greig, President, GSK Pharmaceuticals International.

      Conference Call
     Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, December 3, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 26421314. The live conference call also will be available via the Internet by visiting the Investor Relations section of the Santarus Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
      About Currently Marketed ZEGERID Prescription Products in the U.S.
     ZEGERID (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension contain a combination of omeprazole, a proton pump inhibitor (PPI), and sodium bicarbonate, an antacid, which raises the gastric pH and thus protects the omeprazole from acid degradation.
     In the U.S., ZEGERID Capsules and ZEGERID Powder for Oral Suspension are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), erosive esophagitis, and gastric and duodenal ulcers. ZEGERID Powder for Oral Suspension is also indicated for the reduction of risk of upper gastrointestinal bleeding in critically ill patients.
     These ZEGERID products offer a distinct pharmacological profile — rapidly reaching maximal plasma levels (in approximately 30 minutes) and providing strong acid control, with a median 24-hour gastric pH of greater than 4 ranging from 12.2 hours to 18.6 hours, depending on the strength and dosage form, after repeated once-daily dosing. ZEGERID can be conveniently taken once-a-day on an empty stomach, at least one hour before a meal.
PPIs are widely prescribed for a variety of diseases and disorders of the upper digestive tract. All currently marketed oral PPIs in the U.S., other than ZEGERID, are delayed-release formulations that utilize an enteric coating to protect the PPI from acid degradation, thereby delaying absorption and initial acid suppression. Unlike delayed-release PPIs, ZEGERID Capsules and Powder for Oral Suspension utilize an antacid in lieu of an enteric coating. The antacid neutralizes stomach acid and protects the PPI, omeprazole, from gastric acid degradation and allows for its rapid absorption and suppression of gastric acid.
           Important Safety Information
     The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In critically ill patients treated with ZEGERID, adverse events generally reflected the serious, underlying medical condition of the patients, and were similar for patients treated with ZEGERID and with the comparator (acid-controlling) drug. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.

     ZEGERID Capsules contain 303 mg of sodium per dose. ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose. This should be taken into consideration for patients on a sodium-restricted diet. Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
     Since both 20 mg and 40 mg ZEGERID contain the same amount of sodium bicarbonate (1100 mg in capsules, 1680 mg in packets of powder for oral suspension), two 20 mg capsules are not equivalent to, and should not be substituted for, one 40 mg capsule, and two 20 mg packets are not equivalent to, and should not be substituted for, one 40 mg packet.
     About Santarus
     Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the license and distribution agreements with GSK, including the success of GSK’s development, distribution, sales and marketing activities, GSK’s ability to obtain regulatory approvals in the licensed international markets, GSK’s level of commitment and the potential for termination of one or both of the agreements; the scope and validity of patent protection for ZEGERID and other licensed products and Santarus’ and GSK’s ability to commercialize ZEGERID and other licensed products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of ZEGERID or other licensed products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
     Santarus® and ZEGERID® are registered trademarks of Santarus, Inc.